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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
System Software Associates, Inc.:

  We consent to incorporation by reference in the registration statements (Nos. 33-14621 and 33-24516) on Form S-8 and registration statements (Nos. 33-62207 and 33-64551) on Form S-3 of System Software Associates, Inc. of our report dated January 7, 1997, except as to Notes 6, 7, and 11 which are as of January 29, 1997, relating to the consolidated balance sheet of System Software Associates, Inc. and subsidiaries as of October 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended October 31, 1996, and the related schedule, which report appears in the October 31, 1996 annual report on Form 10-K of System Software Associates, Inc.

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois
January 29, 1997